Exhibit 99.1

2500 CityWest Boulevard Suite 2200 Houston, TX 77042 (713) 361-2600

FOR IMMEDIATE RELEASE May 8, 2014	Contact: Brent Smith Executive Vice President, Chief Financial Officer and Treasurer (713) 361-2634

Cal Dive Reports First Quarter 2014 Results; Reschedules Time of Conference Call

HOUSTON, TX – (May 8, 2014) Cal Dive International, Inc. (NYSE: DVR) reported a first quarter 2014 loss of $13.1 million, or $0.14 per diluted share, on revenues of $119.1 million.  This compares to a loss of $17.7 million, or $0.19 per diluted share, on revenues of $80.9 million for the first quarter 2013.  For the first quarter 2014, the Company reported EBITDA of positive $2.0 million compared to negative $6.5 million for the first quarter 2013.

Commenting on the results, Cal Dive's Chairman, President and Chief Executive Officer, Quinn Hébert, stated, "The improvement in our first quarter results reflects our increased activity levels in Mexico.  While we did experience harsher weather conditions during the month of March than anticipated, we were able to make significant progress towards the completion of our current projects.  We expect to complete two of the four projects in the second quarter and work on the remaining two projects, which were delayed by Pemex, will continue through the third and fourth quarters. We expect significant collections to come over the next five months as we complete these projects.  We are also entering the busy season for submitting bids for new projects to Pemex and remain confident in continued high activity levels in the region."

Mr. Hébert continued, "Domestically, the first quarter was generally in line with our expectations although we did experience harsher weather than anticipated.  Some assets exceeded expectations while others were below expectations due to either weather or customers not yet starting their annual spend cycle.  However, we are seeing signs of continued improvement in the U.S. Gulf of Mexico, specifically as it relates to new pipelay activity.  We expect our results during the upcoming good weather months to be improved over the same period in 2013.  Elsewhere, the DLB Sea Horizon experienced strong utilization in Southeast Asia and our Australia results were solid during the first quarter.  We also substantially completed a project for the installation of three platforms off the coast of Ecuador."

Financial Highlights

•
Backlog:  Contracted backlog was $282 million as of March 31, 2014.  This compares to backlog of $249 million at December 31, 2013 and $221 million at March 31, 2013.  Of this backlog, $179 million relates to international work with the remainder relating to work in the U.S. Gulf of Mexico and 89% is expected to be performed in 2014.

•
Revenues:  First quarter 2014 revenues increased by $38.2 million to $119.1 million compared to the first quarter 2013.  The 47% increase in revenues is primarily attributable to increased activity in Latin America partially offset by lower revenues in other regions in part due to the re-deployment of assets.

•
Gross Loss: First quarter 2014 gross loss was $6.2 million, an improvement of $5.3 million, or 46%, compared to the first quarter 2013.  The improvement from last year is primarily attributable to increased activity in Latin America and increased utilization for the DLB Sea Horizon in Southeast Asia partially offset by lower utilization domestically.

•
G&A: First quarter 2014 G&A decreased by $1.9 million to $10.0 million as compared to first quarter 2013.  The decrease is primarily due to the reimbursement of attorney's fees awarded in connection with the collection of an overdue receivable from a customer in China, as well as lower stock based compensation and payroll expense due to headcount reductions.  Included in first quarter 2014 G&A is approximately $0.3 million relating to severance costs associated with headcount reductions.  Also, the Company incurred an additional $0.8 million of severance costs that has been recorded in cost of sales.  As a percentage of revenues, G&A was 8.4% for the first quarter 2014 compared to 14.7% for the first quarter 2013.

•
Interest Expense: First quarter 2014 net interest expense increased by $1.0 million to $5.6 million as compared to first quarter 2013, primarily due to higher outstanding borrowings due to working capital needs in Mexico, offset by interest received in connection with the collection of an overdue receivable from a customer in China.

•	Income Tax: The effective tax benefit rate for the first quarter 2014 was 34.4% compared to a tax benefit rate of 32.9% for the first quarter 2013.

•
Balance Sheet:  As of March 31, 2014, total debt consisted of $86.25 million in convertible notes, $29.7 million under a senior secured term loan, $105.3 million outstanding under a revolving credit facility and $20.0 million under an unsecured term loan.  Cash and cash equivalents were $3.3 million, for a net debt position of $237.9 million at March 31, 2014, compared to a net debt position of $200.0 million at December 31, 2013.  The increase in net debt is primarily due to the continued working capital needs for the Company's four projects in Mexico.  The net secured debt amount that is subject to financial covenants was $131.7 million at March 31, 2014, compared to $93.8 million at December 31, 2013.  Total debt presented on the consolidated balance sheet at March 31, 2014 is net of a debt discount of $17.7 million on the Company's convertible debt.

Conference Call Information

Cal Dive's conference call has been rescheduled for 3:00 p.m. Central Time tomorrow, May 9, 2014.  The teleconference dial-in numbers are:  (866) 953-6856 (domestic), (617) 399-3480 (international), passcode 64247475. The Company will post the slide presentation prior to the conference call.  Investors will be able to obtain the slide presentation and listen to the live conference call broadcast from the Investor Relations page at www.caldive.com.

A replay of the call will also be available from the Investor Relations-Audio Archives page.  A telephonic replay of the conference call will be available beginning approximately three hours after the completion of the conference call and will remain available for one week. To access the replay, call (888) 286-8010 (domestic) or (617) 801-6888 (international), passcode 19517484.

About Cal Dive International, Inc.

Cal Dive International, Inc., headquartered in Houston, Texas, is a marine contractor that provides manned diving, pipelay and pipe burial, platform installation and salvage, and light well intervention services to the offshore oil and natural gas industry on the Gulf of Mexico OCS, Northeastern U.S., Latin America, Southeast Asia, China, Australia, West Africa, the Middle East, and Europe, with a diversified fleet of surface and saturation dive support vessels and construction barges.

Cautionary Statement

This press release may include "forward-looking" statements that are generally identifiable through the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project" and similar expressions and include any statements that are made regarding earnings expectations. The forward-looking statements speak only as of the date of this release, and the Company undertakes no obligation to update or revise such statements to reflect new information or events as they occur. These statements are based on a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance and that actual future results may differ materially due to a variety of factors, including the Company's significant indebtedness and constraints on the Company's liquidity, current economic and financial market conditions, changes in commodity prices for natural gas and oil, and in the level of offshore exploration, development and production activity in the oil and natural gas industry, the Company's inability to obtain contracts with favorable pricing terms if there is a downturn in its business cycle, intense competition and pricing pressure in the Company's industry, the risks of cost overruns on fixed price contracts, the uncertainties inherent in competitive bidding for work, the operational risks inherent in the Company's business, risks associated with the Company's increasing presence internationally, and other risks detailed in the Company's most recently filed Annual Report on Form 10-K.

CAL DIVE INTERNATIONAL, INC. and SUBSIDIARIES Condensed Consolidated Statements of Operations (in thousands, except per share amounts)

	Three Months Ended March 31,
	2014		2013
	(unaudited)

Revenues	$119,104		$80,919
Cost of sales	125,323		92,436
Gross loss	(6,219)		(11,517)
General and administrative expenses	10,027		11,909
Asset impairment	-		125
(Gain) loss on sale of assets, net	(1,612)		20
Operating loss	(14,634)		(23,571)
Interest expense, net	5,608		4,632
Interest expense - adjustment to conversion feature of convertible debt	-		63
Other (income) expense, net	(194)		79
Loss before income taxes	(20,048)		(28,345)
Income tax benefit	(6,897)		(9,319)
Net loss	(13,151)		(19,026)
Loss attributable to noncontrolling interest	(100)		(1,376)
Loss attributable to Cal Dive	$(13,051)		$(17,650)

Loss per share attributable to Cal Dive:
Basic and diluted	$(0.14)		$(0.19)

Weighted average shares outstanding:
Basic and diluted	95,081		93,732

Other financial data:
Depreciation and amortization	$14,360		$14,180
Non-cash stock compensation expense	935		1,448
Severance	1,045		-
EBITDA	2,000	#	(6,521)

CAL DIVE INTERNATIONAL, INC. and SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2014	2013
ASSETS	(unaudited)

Current assets:
Cash	$3,299	$12,190
Accounts receivable, net	208,754	180,582
Other current assets	42,372	37,271
Total current assets	254,425	230,043

Net property and equipment	369,173	388,580

Other assets, net	34,919	32,059

Total assets	$658,517	$650,682

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$106,337	$114,663
Other current liabilities	41,829	33,342
Current maturities of long-term debt	13,989	13,989
Total current liabilities	162,155	161,994

Long-term debt	209,568	179,464
Other long-term liabilities	57,160	67,207
Total liabilities	428,883	408,665

Total equity	229,634	242,017

Total liabilities and equity	$658,517	$650,682

                                                                             Reconciliation of Non-GAAP Financial Measures
                                                                             For the Periods Ended March 31, 2014 and 2013
                                                                                                          (in thousands)

           In addition to net income, one primary measure that the Company uses to evaluate financial performance is earnings before net interest expense, taxes, depreciation and amortization, or EBITDA. The Company includes other non-cash items and adjustments in its definition of EBITDA outlined below.  The Company uses EBITDA to measure operational strengths and the performance of its business and not to measure liquidity.  EBITDA does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues, and should be considered in addition to, and not as a substitute for, net income and other measures of financial performance reported in accordance with GAAP. Furthermore, EBITDA presentations may vary among companies; thus, the Company's EBITDA may not be comparable to similarly titled measures of other companies.

     The Company believes EBITDA is useful as a measurement tool because it helps investors evaluate and compare operating performance from period to period by removing the impact of capital structure (primarily interest charges from outstanding debt) and asset base (primarily depreciation and amortization of vessels) from operating results. The Company's management uses EBITDA in communications with lenders, rating agencies and others, concerning financial performance.

     The following table presents a reconciliation of EBITDA to income (loss) attributable to Cal Dive, which is the most directly comparable GAAP financial measure of the Company's operating results:

(all amounts in thousands)	Three Months Ended March 31,
	2014	2013
EBITDA (unaudited)	$2,000	$(6,521)

Less: Depreciation & amortization	14,360	14,180
Less: Income tax benefit	(6,897)	(9,319)
Less: Net interest expense	5,608	4,632
Less: Interest expense - conversion feature adjustment	-	63
Less: Non-cash stock compensation expense	935	1,448
Less: Severance charges	1,045	-
Less: Non-cash impairment charges	-	125
Loss Attributable to Cal Dive	$(13,051)	$(17,650)

	As of 3/31/14
Total Debt (1)	$241,211
Less: Cash	(3,299)
Net Debt	$237,912

(1) Total debt consists of outstanding balances on a revolver, secured term loan, unsecured term loan and the principal amount of convertible debt.